Exhibit 99.2

News Release
Investor Contacts:
KCSA Strategic Communications
Philip Carlson / Brad Nelson
+1 212.896.1233 / +1 212.896.1217
 pcarlson@kcsa.com / bnelson@kcsa.com

 MagneGas Announces New Company Strategy

Company Presentation Highlights Strategy Change to Technology Driven Focus

TAMPA, FL – 12/4/13 -- MagneGas Corporation ("MagneGas" or the "Company") (NASDAQ: MNGA), the developer of a technology that converts liquid waste into a hydrogen-based fuel, announced today that it has developed a new Company strategy outlined in their latest investor presentation.  The Company’s new strategy has evolved from a singular focus on industrial gas sales to a comprehensive technology driven approach that includes the energy and liquid waste sectors. The Company now has three business lines:

•	Industrial gas sales;
•	Co-combustion of MagneGas for the energy industry;
•	Liquid waste processing.

For a copy of the investor presentation and further details regarding the new strategy visit the Company’s website at:

http://content.stockpr.com/magnegas/media/103666f89616ab98c5dc7db1e35177ca.pdf

The MagneGas IR App is now available for free in Apple’s App Store for the iPhone or iPad http://bit.ly/AfLYww and at Google Play http://bit.ly/Km2iyk for Android mobile devices.

To be added to the MagneGas investor email list, please email pcarlson@kcsa.com with MNGA in the subject line.

About MagneGas Corporation

Founded in 2007, Tampa-based MagneGas Corporation (NASDAQ: MNGA) is the producer of MagneGasTM, a natural gas alternative and metal working fuel that can be made from certain industrial, municipal, agricultural and military liquid wastes following the receipt of appropriate governmental permits.

The Company’s patented Plasma Arc FlowTM process gasifies liquid waste, creating a clean burning hydrogen based fuel that is essentially interchangeable with natural gas. MagneGas can be used for metal working, cooking, heating, powering bi-fuel automobiles and more. For more information on MagneGas, please visit the Company’s website at www.magnegas.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The Company is currently using new ethylene glycol to produce fuel until proper permits to process used liquid waste have been obtained.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.